Exhibit 107
CALCULATION OF FILING FEE TABLES
Form
S-3
(Form Type)
Valero Energy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid (1)	Debt	5.150% Senior Notes due 2030	457(r)	650,000,000	—	$648,856,000	0.00015310	99,339.85

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$648,856,000		$99,339.85

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$99,339.85

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for Registration Statement
No. 333-284608
filed on January 30, 2025 (the “Registration Statement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in the Registration Statement.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $648,856,000. The prospectus is a final prospectus for the related offering.